                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 1, 1997

                                HAWK CORPORATION
                                ----------------
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                                    --------
                            (State of incorporation)

            333-18433                           34-1608156
            ---------                           ----------
     (Commission file number)      (I.R.S. Employer Identification No.)

             200 Public Square, Suite 30-5000, Cleveland, Ohio 44114
             -------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (216) 861-3553
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

     On August 1, 1997, a subsidiary of Hawk Corporation the ("Company") acquired substantially all of the assets and assumed certain liabilities of Sinterloy, Inc., a privately-held Illinois corporation ("Sinterloy").

     The Company paid $15.0 million, subject to adjustment based on Sinterloy's net equity at closing.

     Sinterloy, located in Solon Mills, Illinois, is a powder metal components manufacturer primarily serving the business equipment and automotive replacement markets.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
            EXHIBITS.

(a)    Financial Statements of the Business Acquired                       Page
                                                                           ----

              Report of Ernst and Young LLP, Independent Auditors            3

              Balance Sheets of Sinterloy, Inc. as of December 31, 1996
              and 1995 and (Unaudited) as of June 30, 1997                   4

              Statements of Income of Sinterloy, Inc. for the years ended December 31, 1996 and 1995 and (Unaudited) as of the six
              months ended June 30, 1997                                     6

              Statements of Shareholder's Equity for the years ended
              December 31, 1996 and 1995                                     7

              Statements of Cash Flows of Sinterloy, Inc. for the years
              ended December 31, 1996 and 1995 and (Unaudited) as of the
              six months ended June 30, 1997                                 8

              Notes to Financial Statements                                  9

(b) Unaudited Pro Forma Financial Information of Hawk Corporation and Sinterloy, Inc.

              Unaudited Pro Forma Condensed Consolidated Balance Sheet
              as of June 30, 1997                                           13

              Unaudited Pro Forma Condensed Consolidated Statement of Operations of Hawk Corporation for the year ended December
              31, 1996 and the six months ended June 30, 1997               15

                      Report of Independent Auditors

Shareholder
Sinterloy, Inc.
Solon Mills, Illinois

We have audited the accompanying balance sheets of Sinterloy, Inc. as of December 31, 1996 and 1995, and the related statements of income, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sinterloy, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                   /s/ Ernst & Young, LLP

Cleveland, Ohio
August 22, 1997



                             Sinterloy, Inc.

                              Balance Sheets

                                                            DECEMBER 31                           JUNE 30
                                                  1996                     1995                     1997
                                                  ----                     ----                     ----
Assets                                                                                           (UNAUDITED)
Current assets:
Cash and cash equivalents                     $1,552,611               $  545,412               $2,301,628
Accounts receivable                            1,294,066                  965,982                1,666,361
Inventories                                      506,835                  316,640                  407,256
Prepaid expenses                                  10,642                   64,750                   18,353
                                              ----------               ----------               ----------
Total current assets                           3,364,154               $1,892,784               $4,393,598

Property and equipment:
Machinery and equipment                        3,410,892                1,706,700                3,662,128
Office furniture and fixtures                     65,314                   91,642                   72,324
                                              ----------               ----------               ----------
                                               3,476,206                1,798,342                3,734,452
Less accumulated depreciation                  1,350,392                  869,347                1,569,425
                                              ----------               ----------               ----------
                                              $2,125,814               $  928,995               $2,165,027
                                              ----------               ----------               ----------

Total assets                                  $5,489,968               $2,821,779               $6,558,625
                                              ==========               ==========               ==========


See notes to financial statements.



                             Sinterloy, Inc.

                       Balance Sheets - (Continued)

                                                                        DECEMBER 31                     JUNE 30
                                                               1996                  1995                1997
                                                               ----                   ----               ----
                                                                                                      (UNAUDITED)
Liabilities and shareholder's equity
Current liabilities:
Accounts payable                                           $  755,503            $  232,075            $  298,043
Accrued expenses                                              222,513               135,758                52,230
Accrued income taxes                                           30,000                16,000                  --
Current portion of note payable                                23,687                22,174                24,482
                                                           ----------            ----------            ----------
Total current liabilities                                  $1,031,703            $  406,007            $  374,755

Note payable                                                   86,209               109,896                73,766

Shareholder's equity:
Common stock, no par value, 100,000 shares
         authorized, issued and outstanding                    10,000                10,000                10,000
Retained earnings                                           4,362,056             2,295,876             6,100,104
                                                           ----------            ----------            ----------
Total shareholder's equity                                  4,372,056             2,305,876             6,110,104
                                                           ----------            ----------            ----------

Total liabilities and shareholder's equity                 $5,489,968            $2,821,779            $6,558,625
                                                           ==========            ==========            ==========


See notes to financial statements.



                             Sinterloy, Inc.

                           Statements of Income
                                                                                                  SIX MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31                   JUNE 30
                                                         1996                    1995                    1997
                                                   ----------------       -------------------     ----------------
                                                                                                      (Unaudited)

Net sales                                          $ 11,596,950             $  7,586,030             $  7,734,875
Cost of sales                                         7,422,194                5,215,868                4,091,492
                                                   ------------             ------------             ------------
Gross profit                                          4,174,756                2,370,162                3,643,383

General and administrative expenses                   1,053,213                  868,970                  515,804
                                                   ------------             ------------             ------------
Operating income                                      3,121,543                1,501,192                3,127,579

Other income (expense):
     Miscellaneous income                                   783                    5,720                    7,638
     Loss on sale of equipment                           (1,628)                    --                       --
     Interest income                                     32,485                   12,604                   42,860
     Interest expense                                    (8,668)                 (18,733)                  (3,575)
                                                   ------------             ------------             ------------
Other income (expense)--net                              22,972                     (409)                  46,923
                                                   ------------             ------------             ------------
Income before income taxes                            3,144,515                1,500,783                3,174,502
Income taxes                                             33,767                   36,077                     --
                                                   ------------             ------------             ------------

Net income                                         $  3,110,748             $  1,464,706             $  3,174,502
                                                   ============             ============             ============


See notes to financial statements.




                             Sinterloy, Inc.

                    Statements of Shareholder's Equity

                                                     Common                 Retained
                                                     Stock                  Earnings                  Total
                                                  -----------             ------------            -----------

Balance at January 1, 1995                        $    10,000             $ 1,223,233             $ 1,233,233
Net income                                                                  1,464,706               1,464,706
Cash distribution to shareholder                                             (392,063)               (392,063)
                                                  -----------             -----------             -----------
Balance at December 31, 1995                           10,000               2,295,876               2,305,876
Net income                                                                  3,110,748               3,110,748
Cash distributions to shareholder                                          (1,044,568)             (1,044,568)
                                                  -----------             -----------             -----------

Balance at December 31, 1996                      $    10,000             $ 4,362,056             $ 4,372,056
                                                  ===========             ===========             ===========



See notes to financial statements.



                             Sinterloy, Inc.

                         Statements of Cash Flows

                                                                                                      SIX MONTHS ENDED
                                                                          DECEMBER 31                      JUNE 30
                                                                  1996                   1995                1997
                                                              -------------         -----------          -----------
                                                                                                         (UNAUDITED)
Operating activities
Net income                                                     $ 3,110,748          $ 1,464,706          $ 3,174,502
Adjustments to reconcile net income
     to net cash provided by operating activities:
         Depreciation                                              509,276              267,539              219,033
         Loss on sale of equipment                                   1,628                 --                   --
         Change in operating assets and liabilities:
              Accounts receivable                                 (328,084)            (262,316)            (372,295)
              Inventories                                         (190,195)             (65,321)              99,579
              Prepaid expenses                                     (10,642)             (53,983)              (7,711)
              Accounts payable                                     523,428               83,207             (457,460)
              Accrued expenses and other                            86,755              112,943              (64,611)
              Accrued income taxes                                  14,000               11,500                 --
                                                               -----------          -----------          -----------
Net cash provided by operating activities                        3,716,914            1,558,275            2,591,037

Investing activities
Purchases of property and equipment                             (1,642,973)            (536,543)            (258,246)

Financing activities
Payments on line of credit                                            --               (200,000)                --
Payments on note payable                                           (22,174)             (20,758)             (11,648)
Shareholder distributions                                       (1,044,568)            (392,063)          (1,572,126)
                                                               -----------          -----------          -----------
Net cash used in financing activities                           (1,066,742)            (612,821)          (1,583,774)
                                                               -----------          -----------          -----------

Net increase in cash                                             1,007,199              408,911              749,017
Cash and cash equivalents at beginning of year                     545,412              136,501            1,552,611
                                                               -----------          -----------          -----------

Cash and cash equivalents at end of period                     $ 1,552,611          $   545,412          $ 2,301,628
                                                               ===========          ===========          ===========


See notes to financial statements.

                             Sinterloy, Inc.

                      Notes to Financial Statements

                        December 31, 1996 and 1995


A.     BASIS OF PRESENTATION

Sinterloy, Inc. (the Company) is primarily engaged in the production of structural sintered metal parts. The plant facility is located in Solon Mills, Illinois. The Company was incorporated in Illinois on March 23, 1988.

UNAUDITED INTERIM FINANCIAL INFORMATION

The accompanying unaudited consolidated financial statements at June 30, 1997 and for the six months ended June 30, 1997 have been prepared in accordance with generally accepted accounting principles for the interim financial information and with Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

Inventories are carried at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Inventories consisted of the following:

                                            DECEMBER 31         JUNE 30
                                        1996        1995          1997
                                    -----------------------    ----------
                                                               (Unaudited)

Raw material and supplies            $242,791      $ 92,799      $297,042
Work in process                       148,789       126,135        68,787
Finished goods                        115,255        97,706        41,427
                                     --------      --------      --------

                                     $506,835      $316,640      $407,256
                                     ========      ========      ========

                             Sinterloy, Inc.

B.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

PROPERTY AND EQUIPMENT

Property and equipment has been recorded at cost.

Depreciation is provided by using an accelerated method or the straight-line method over the useful lives of the assets. Estimated useful lives range from 3 to 7 years.

INCOME TAXES

Effective October 1, 1994, the Company elected S Corporation status. Under those provisions, the shareholder is liable for individual income taxes on the Company's taxable income. The Company is responsible for paying Illinois Replacement Tax of 1.5% of taxable income.

States taxes paid in 1996 and 1995 were $19,767 and $24,577, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ form those estimates.

C.     NOTE PAYABLE

                                                                           DECEMBER 31               JUNE 30
                                                                     1996              1995            1997
                                                                   -------------------------        ---------
                                                                                                    (Unaudited)
Payable to a former shareholder, in monthly
  installments of $2,621 principal and
  interest, bearing interest at 6.62%, due
  February, 2001, unsecured.
                                                                  $109,896          $132,070        $ 98,248
Less current portion                                                23,687            22,174          24,482
                                                                  ------------  ------------        --------

LONG-TERM NOTE PAYABLE                                            $ 86,209          $109,896        $ 73,766
                                                                  ============  ============        ========


                             Sinterloy, Inc.

C.     NOTE PAYABLE - CONTINUED

Aggregate maturities of long-term debt are as follows:

                                                         DECEMBER 31, 1996
                                                         -----------------


                            1997                           $    23,687
                            1998                                25,304
                            1999                                27,081
                            2000                                28,875
                            2001                                 4,949
                                                           -----------

                                                           $   109,896
                                                           ===========

During 1995, 1996 and 1997, the Company had a revolving line of credit with a maximum of $500,000 bearing interest at prime. There were no borrowings on the line of credit at December 31, 1996 and 1995.

Interest paid in 1996 and 1995 was $8,668 and $18,733, respectively.

D.     LEASE COMMITMENT

In 1995, the Company leased its facilities from a third party with monthly rental payments of $5,429. In February 1996 the facilities were purchased by the Company's sole shareholder who leases the facilities to the Company under a five year operating lease through January 31, 2001. Beginning March 1996, monthly rental payments were increased to $13,150 due to a significant addition to the facility in 1996. The Company also has operating leases for two vehicles and other miscellaneous equipment. Rent expense was $148,650 and $56,288 for the years ended December 31, 1996 and 1995, respectively.

Future minimum lease commitments are as follows:

                                                        DECEMBER 31, 1996
                                                       -------------------

                            1997                           $   166,206
                            1998                               157,800
                            1999                               157,800
                            2000                               157,800
                            2001                                13,150
                                                           -----------
                                                           $   652,756
                                                           ===========



                             Sinterloy, Inc.

E.     PROFIT SHARING PLAN

On September 1, 1993, the Company established a 401(k) profit sharing plan. Eligible employees may elect to defer up to 10% of their total compensation or as prescribed by the Internal Revenue Service regulations. The Company contributes a matching fifty percent (50%) of each employee's elective deferral. Additionally, the plan allows for the Company to make discretionary contributions. Company contributions for the years ended December 31, 1996 and 1995 were $59,203 and $53,375, respectively.

The discretionary portion of the contributions was $20,000 for the years ended December 31, 1996 and 1995.

F.     MAJOR CUSTOMERS

For the years ended December 31, 1996 and 1995, the Company generated approximately 72% and 60%, respectively, of its revenue from three major customers. Accounts receivable from the three customers was $887,525 and $684,687, as of December 31, 1996 and 1995, respectively.

G.     SUBSEQUENT EVENT

Effective August 1, 1997, the Company sold substantially all of its assets except cash, and certain liabilities for $15,000,000 (the purchase price). The purchase price will be adjusted dollar for dollar based on the adjusted net equity position of the Company at closing compared to the net equity position of the Company at December 31, 1996.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 1997 includes the historical accounts of the Company and gives effect to the acquisition of Sinterloy, Inc. as if it occurred as of June 30, 1997. The unaudited pro forma condensed consolidated statements of operations of the Company for the year ended December 31, 1996 and the six months ended June 30, 1997, include the historical operations of the Company and give effect to the Sinterloy, Inc. acquisition as if it occurred as of January 1, 1996. The unaudited pro forma consolidated financial information has been prepared by the Company's management. The information is not designed to represent and does not represent what the Company's results of operations actually would have been had the aforementioned transaction been completed as of the beginning of the period indicated, or to project the Company's results of operations for any future period. The pro forma adjustments are based on available information and certain assumptions that the Company currently believes are reasonable in the circumstances.


                               HAWK CORPORATION
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1997
                                (in thousands)


                                                                                  HISTORICAL
                                                                      HAWK      SINTERLOY, INC.   PRO FORMA      PRO FORMA
                                                                  CORPORATION     ACQUISITION    ADJUSTMENTS    AS ADJUSTED
                                                                  --------------  -----------    -----------    -----------
Assets
Current assets
     Cash and cash equivalents                                      $  13,586       $ 2,302       $(15,888)(a)      $   --
     Accounts receivable
         less allowance of $180                                        23,043         1,666             --          24,709
     Inventories                                                       23,322           408             --          23,730
     Deferred income taxes and other current assets                     2,908            18             --           2,926
                                                                    ---------       -------       --------        --------
                  Total current assets                                 62,859         4,394        (15,888)         51,365

Property, plant and equipment                                          66,303         3,734            114(b)       70,151
     Less accumulated depreciation                                    (17,886)       (1,569)         1,569(c)      (17,886)
                                                                    ---------       -------       --------        --------
                  Total property, plant and equipment                  48,417         2,165          1,683          52,265

Other assets:
     Intangible assets                                                 46,772          --            9,509(d)       56,281
     Net assets for sale and other assets                               6,853          --               --           6,853
                                                                    ---------       -------       --------        --------
                  Total other assets                                   53,625          --            9,509          63,134

Total assets                                                        $ 164,901       $ 6,559       $ (4,696)       $166,764
                                                                    =========       =======       ========        ========






                             HAWK CORPORATION
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET - CONTINUED
                              JUNE 30, 1997
                              (in thousands)                                             Historical
                                                                            Hawk       Sinterloy, Inc.   Pro Forma      Pro Forma
Liabilities and shareholders' equity                                     Corporation    Acquisitions    Adjustments    As Adjusted
                                                                         -----------   ---------------  -----------    -----------
Current liabilities:
     Accounts payable                                                        $ 10,087     $    298       $     --        $ 10,385
     Accrued compensation                                                       6,189           35             --           6,224
     Other accrued expenses                                                     3,920           42             --           3,962
                                                                             --------     --------         ------        --------
                  Total current liabilities                                    20,196          375             --          20,571

Long-term liabilities:
     Long-term debt                                                           130,543           74          1,414 (a)     132,031
     Deferred income taxes                                                      4,711           --             --           4,711
     Other                                                                      1,963           --             --           1,963
                                                                             --------      --------       -------        --------
                  Total long-term liabilities                                 137,217           74          1,414         138,705

Detachable stock warrants, subject to put option                                4,600           --             --           4,600

                  Total shareholders' equity                                    2,888        6,110         (6,110)(e)       2,888

Total liabilities and shareholders' equity                                   $164,901     $  6,559       $ (4,696)       $166,764
                                                                             ========     ========       ========        ========

-------------------------------------------


(a) Represents the net adjustment to cash as a result of the following:

       Purchase of assets and certain liabilities of Sinterloy, Inc.
       This amount does not include an estimate for the purchase
       price adjustment which is not known at this time.                            $(15.000)
       Cash as of June 30, 1997 not acquired in connection with the Sinterloy,
       Inc. acquisition.                                                              (2,302)
       Imputed funding required to effect the acquisition of Sinterloy,
       Inc. as of June 30, 1997.                                                       1,414
                                                                                    --------
                                                                                    $(15,000)
                                                                                    ========


(b)    Represents the adjustment to plant, property and equipment based
       on fair market values under the purchase method of accounting.                   $114
                                                                                        ====

(c)    Represents the elimination of accumulated depreciation as of June
       30, 1997 under the purchase method of accounting.                              $1,569
                                                                                      ======

(d)    Represents the net increase in intangible assets due to the application of purchase price accounting for assets acquired in
       the Sinterloy, Inc. acquisition.                                               $9,509
                                                                                      ======

(e)    Elimination of shareholder's equity in connection with the
       Sinterloy, Inc. acquisition.                                                   $6,110
                                                                                      ======


                             HAWK CORPORATION
    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       YEAR ENDED DECEMBER 31, 1996
             (in thousands, except share and per share data)

                                                                                      PRO FORMA
                                                                    HISTORICAL     ADJUSTMENTS FOR
                                                  HAWK           SINTERLOY, INC.    SINTERLOY, INC.       PRO FORMA
                                            CORPORATION (A)        ACQUISITION        ACQUISITION         AS ADJUSTED
                                            ---------------       -----------        -----------         -----------
Net sales                                      $   132,618        $    11,597         $      --           $   144,215
Cost of sales                                       97,660              7,422                --               105,082
                                               -----------        -----------         ---------           -----------
Gross profit                                        34,958              4,175                --                39,133

Expenses:
Selling, technical, and
     administrative expenses                        16,262              1,053                11 (C)            17,326
Amortization of intangibles                          3,205                 --               317 (D)             3,522
Plant consolidation expense                          4,028                 --                --                 4,028
                                               -----------        -----------         ---------           -----------
Total expenses                                      23,495              1,053               328                24,876

Income (loss) from operations                       11,463              3,122              (328)               14,257

Interest expense                                    11,717 (B)              9             1,801 (E)            13,527
Other (income) expense, net                            236                (32)               --                   204
                                               -----------         -----------        ---------           -----------
                                                    11,953                (23)            1,801                13,731

Income (loss) before income taxes
     and extraordinary item                           (490)             3,145            (2,129)                  526

Income taxes                                         1,580                 34               393 (F)             2,007

Income (loss) before extraordinary item        $    (2,070)       $     3,111         $  (2,522)          $    (1,481)
                                               ===========        ===========         =========           ===========

Preferred stock dividend requirements          $      (226)                                               $      (226)
Income (loss) applicable to
     common shareholders                       $    (2,296)                                               $    (1,707)

Income (loss) per share applicable to
     common shareholders                       $     (1.30)                                               $     (0.97)
Number of shares
     used to compute per share data              1,760,946                                                  1,760,946
----------------



(A) Hawk Corporation for the year ended December 31, 1996 includes Pro Forma results of operations of Hutchinson Foundry Products Company (Hutchinson) for the year ended December 31, 1996. Hutchinson was acquired by the Company on January 2, 1997.

(B) Includes Pro Forma interest expense based on the imputed funding required to effect the acquisition of Hutchinson as of January 1, 1996.

(C)    Represents incremental depreciation expense due to the write up of plant, property and equipment to fair market value under the purchase method of accounting in the acquisition of Sinterloy,
       Inc.                                                                                          $   11
                                                                                                     ======

(D)    Represents the incremental amortization due to the application of purchase accounting in the Sinterloy, Inc. acquisition resulting from an increase in the basis of net assets acquired. Intangible assets include deductible goodwill that is amortized over 30
       years.                                                                                        $  317
                                                                                                     ======

(E)    Represents the net adjustment to interest as a result of the following:
       Elimination of interest income based on the imputed
       funding required to effect the acquisition of Sinterloy, Inc. as
       of January 1, 1996.                                                                           $  119
       Incremental interest expense, assuming an interest rate of
       10.25%, based on the imputed funding required to effect the
       acquisition of Sinterloy, Inc.                                                                $1,682
                                                                                                     ------
                                                                                                     $1,801
                                                                                                     ======

(F)    Represents income taxes that would have been incurred had
       Sinterloy, Inc. been included in the Company's consolidated
       group for tax reporting purposes.                                                             $  393
                                                                                                     ======



                             HAWK CORPORATION
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      SIX MONTHS ENDED JUNE 30, 1997
                (in thousands, except share and per share data)

                                                                           HISTORICAL
                                                             HAWK        SINTERLOY, INC.   PRO FORMA       PRO FORMA
                                                          CORPORATION     ACQUISITION     ADJUSTMENTS     AS ADJUSTED
                                                          -----------     -----------     -----------     -----------

Net sales                                                $    76,981     $     7,735     $        --     $    84,716
Cost of sales                                                 54,045           4,091              --          58,136
                                                         -----------     -----------     -----------       -----------
Gross profit                                                  22,936           3,644              --          26,580

Expenses:
Selling, technical, and
     administrative expenses                                   9,447             519             5   (1)       9,971
Amortization of intangibles                                    1,626              --             159 (2)       1,785
                                                         -----------     -----------     -----------     -----------
Total expenses                                                11,073             519             164          11,756

Income from operations                                        11,863           3,125            (164)         14,824

Interest expense                                               7,059              --             262 (3)       7,321
Other (income) expense, net                                       30             (51)             --             (21)
                                                         -----------     -----------     -----------     -----------
Income before income taxes                                     4,774           3,176            (426)          7,524

Income taxes                                                   1,989              --           1,100 4)        3,089
                                                         -----------     -----------     -----------     -----------

Net income                                               $     2,785     $     3,176     $    (1,526)    $     4,435


Preferred stock dividend requirements                    $      (160)                                    $      (160)
Net Income (loss) applicable to
     common shareholders                                 $     2,625                                     $     4,275
Net income (loss) per share applicable to
     common shareholders                                 $      1.49                                     $      2.43
Number of shares
     used to compute per share data                        1,760,946                                       1,760,946


(1)    Represents incremental depreciation expense due to the write up of plant, property and equipment to fair market value under the purchase method of accounting in the acquisition of Sinterloy,
       Inc.                                                                                                   $    5
                                                                                                              ======

(2)    Represents the incremental amortization due to the application of purchase accounting in the Sinterloy, Inc. acquisition resulting from an increase in the basis of net assets acquired. Intangible assets include deductible goodwill that is amortized over 30
       years.                                                                                                 $  159
                                                                                                              ======

(3)    Represents incremental interest expense, assuming an interest rate of 10.25%, based on the imputed funding required
       to effect the acquisition of Sinterloy, Inc.                                                           $  262
                                                                                                              ======

(4)    Represents income taxes that would have been incurred had
       Sinterloy, Inc. been included in the Company's consolidated
       group for tax reporting purposes.                                                                      $1,100
                                                                                                              ======


                                SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 14, 1997              HAWK CORPORATION

                                     By:  /s/ Thomas A. Gilbride
                                     ---------------------------
                                     Thomas A. Gilbride, Vice President-Finance